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                                                                    EXHIBIT 99.1





                                                             [GENEVA STEEL LOGO]





CONTACT: KEN C. JOHNSEN
President and CEO
Phone:  (801) 227-9321
Fax:  (801) 227-9141

P.O. Box 2500
Provo, Utah 84603





PRESS RELEASE






                      GENEVA STEEL LLC COMMENCES CHAPTER 11
                              BANKRUPTCY PROCEEDING

                    SECURED LENDERS AGREE TO PERMIT ACCESS TO
                       CASH COLLATERAL THROUGH MAY 1, 2002

        VINEYARD, UTAH, JANUARY 25, 2002. On January 25, 2002, Geneva Steel LLC ("Geneva" or the "Company"), a wholly owned subsidiary of Geneva Steel Holdings Corp (NASDAQ smallcap: GNVH), filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The filing in the United States Bankruptcy Court for Utah, Central Division, was required by the Company's secured lenders as a condition to providing continued access to cash proceeds from the sale of inventory and the collection of accounts receivable. Without such access, the Company would not have sufficient liquidity to continue its activities and protect its facilities.

        The Company reached agreement with its secured lenders today for continued access to cash proceeds through May 1, 2002. Access to cash pursuant to the agreement, which remains subject to Bankruptcy Court approval, is subject to compliance with several conditions, including a budget for cash disbursements. There can be no assurance that the Bankruptcy Court will approve the agreement, the Company will be able to access cash proceeds





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under the agreement, any available cash proceeds will be sufficient to fund
Geneva's activities through May 1 or that the Company will be able to reach any further agreement for access to cash proceeds or other capital, if any, after the agreement ends.

        Low-priced steel imports have had a significant negative impact on the U.S. steel industry and Geneva's order entry volume and pricing. This has been exacerbated by a weakened domestic economy that has reduced demand for all of the Company's steel products, contributing to reduced price realization and shipments of product. Moreover, increases in domestic steel plate production capacity have intensified plate market competition with respect to both price and volume.

        In November 2001, the Company announced the temporary shutdown of substantially all of its production operations due to continuing adverse steel market conditions, which created liquidity problems for the Company. Since then, the Company's primary source of liquidity has been proceeds from the sale of inventory and collection of receivables received pursuant to agreements with its secured lenders.

        "The combination of several significant adverse market developments, combined with the requirements of our secured lenders, have caused Geneva's current liquidity crisis and forced us to seek protection under the Bankruptcy Code," said Ken Johnsen, president and CEO of Geneva.

        At the time Geneva previously emerged from bankruptcy, many steel industry observers expected increases in steel pricing and shipments due primarily to anticipated improvements in the industry's supply situation, including





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decreased inventory levels and reduced imports. Actual pricing and shipments for
Geneva's primary products have, however, been substantially lower than anticipated because of an unexpected weakening in demand and continued import pressure. Adverse market conditions were further exacerbated by the events of September 11th.

        Despite current adversities, Geneva is hopeful that the steel market may recover during 2002. A number of domestic steel producers have recently announced price increases for various flat-rolled steel products.

        "We are continuing to pursue alternatives for securing the future of the Geneva mill," said Joseph Cannon, chairman of Geneva. "This filing gives us the ability to continue those efforts with the cooperation of our secured lenders."

          This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings, including the risks identified in the Company's Report on Form 10-Q for the period ended September 30, 2001 filed November 19, 2001. For example, such risks and uncertainties include any approval of the Bankruptcy Court of any arrangements or proposals by Geneva, including the agreement to release cash collateral; the ability of Geneva to comply with its financing agreements, if approved, including the agreement to release cash collateral; the availability of proceeds from collateral for use by the Company; the accessibility of any cash collateral after May 1, 2002; the Company's ability to maintain sufficient cash flow and liquidity and the availability and accessibility of financing at affordable levels for the Company; continued





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cooperation of the Company's vendors; the availability of strategic alternatives for the Company; market conditions for steel, including future pricing and volume levels, the outcome of trade cases, import levels, demand levels, and domestic competition; the future ability of the Company to meet the needs of its customers; the ability of the Company to successfully compete in the steel industry and the ability to tightly control expenditures.

        Geneva Steel's steel mill is located in Vineyard, Utah. The Company's facilities can produce steel plate, hot-rolled coil, pipe and slabs for sale primarily in the western, central and southeastern United States.

                                       END